Exhibit 99.1

TCW Direct Lending Strategic Ventures LLC

Consolidated Financial Statements

December 31, 2017

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONTENTS

Page(s)

Consolidated Financial Statements

Consolidated Schedule of Investments as of December 31, 2017 and 2016	2-5

Consolidated Statements of Assets and Liabilities as of December 31, 2017 and 2016	6

Consolidated Statements of Operations for the Years Ended December 31, 2017 and 2016 and for the period from June 5, 2015 (commencement of operations) to December 31, 2015	7

Consolidated Statements of Changes in Members’ Capital for the Years Ended December 31, 2017 and 2016 and for the period from June 5, 2015 (commencement of operations) to December 31, 2015	8-9

Consolidated Statements of Cash Flows for the Years Ended December 31, 2017 and 2016 and for the period from June 5, 2015 (commencement of operations) to December 31, 2015	10

Notes to Consolidated Financial Statements	11-21

Independent Auditors’ Report	22

Administration	23

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2017

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT

	Chemicals
	Vertellus Performance Chemicals LLC (1)	09/22/17	First Lien Term Loan	11.1%	36,726,136	09/22/22	$35,902,136	$36,358,875

			8.32% (LIBOR + 6.75%, 1.25% Floor)

	Commercial Services & Supplies
	School Specialty, Inc.	04/07/17	Term Loan	8.4%	27,553,716	04/07/22	26,998,389	27,719,038
			7.71% (LIBOR + 6.25%, 1.00% Floor)
	School Specialty, Inc. (1)	04/07/17	Delayed Draw Term Loan	1.1%	3,573,846	04/07/22	3,573,846	3,595,289
			7.81% (LIBOR + 6.25%, 1.00% Floor)

				9.5%			30,572,235	31,314,327

	Construction & Engineering
	Intren, LLC	07/18/17	Term Loan	4.3%	14,524,038	07/18/23	14,255,821	14,175,462

			8.11% (LIBOR + 6.75%, 1.25% Floor)

	Distributors
	ASC Acquisition Holdings, LLC (1)	12/16/16	First Lien Term Loan	7.2%	24,287,344	12/15/21	23,903,005	23,583,011

			8.89% (LIBOR + 7.50%, 1.00% Floor)

	Diversified Telecommunication Services
	Alaska Communications Systems Holdings, Inc.	03/28/17	First Lien Term Loan	2.6%	8,678,250	03/13/23	8,545,853	8,591,468

			8.57% (LIBOR + 7.00%, 1.00% Floor)

	Food Products
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1	9.1%	30,262,206	08/15/23	29,693,021	29,929,322
			9.44% (LIBOR + 8.00%, 1.00% Floor)
	Connors Bros. Clover Leaf Seafoods Company (Canada)	08/15/17	Term Loan B2	2.6%	8,573,794	08/15/23	8,412,534	8,479,482
	(an affiliate of Bumble Bee Holdings, Inc.)		9.44% (LIBOR + 8.00%, 1.00% Floor)
	Harvest Hill Beverage Company	05/01/17	First Out Term Loan	24.4%	80,591,841	01/19/21	79,423,596	80,269,474
			8.07% (LIBOR + 6.50%, 1.00% Floor)

				36.1%			117,529,151	118,678,278

	Hotels, Restaurants & Leisure
	FQSR, LLC (1)	03/23/17	Delayed Draw Term Loan	3.3%	10,868,325	03/24/22	10,605,151	10,846,588
			7.95% (LIBOR + 6.25%, 1.00% Floor)
	FQSR, LLC	03/23/17	Term Loan	1.0%	3,132,150	03/24/22	3,132,150	3,125,886
			7.95% (LIBOR + 6.25%, 1.00% Floor)
	OTG Management, LLC (1)	06/30/16	Delayed Draw Term Loan	1.2%	4,150,575	08/26/21	4,150,575	4,146,424
			9.98% (LIBOR + 8.50%, 1.00% Floor)
	OTG Management, LLC	06/30/16	First Lien Term Loan	13.0%	42,729,641	08/26/21	42,105,779	42,686,912
			9.88% (LIBOR + 8.50%, 1.00% Floor)

				18.5%			59,993,655	60,805,810

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	29.0%	95,198,002	06/12/20	94,500,040	95,198,002

			6.92% (LIBOR + 5.50%, 1.00% Floor)

	Information Technology Services
	ENA Holding Corporation (1)	05/06/16	First Lien Term Loan	4.3%	14,268,715	05/06/21	14,104,130	14,268,715

			8.69% (LIBOR + 7.00%, 1.00% Floor)

	Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	3.9%	12,621,328	08/28/22	12,267,282	12,861,133

			8.57% (LIBOR + 7.00%, 1.00% Floor)

	Pharmaceuticals
	Noramco, LLC (2)	07/01/16	Senior Term Loan	9.1%	30,672,215	07/01/21	30,427,289	30,028,099

			9.72% (LIBOR + 8.00%, 1.00% Floor, 0.38% PIK)

	Software
	Mavenir Private Holdings II Ltd. (UK)(3)	08/19/16	First Lien Term Loan	5.4%	17,960,526	08/19/22	17,960,526	17,834,802
	(an affiliate of Mavenir, Inc.)		11.89% (LIBOR + 9.50%, 1.00% Floor, 1.00% PIK)
	Mavenir, Inc. (fka Xura, Inc.)	08/19/16	First Lien Term Loan	11.5%	38,049,712	08/19/22	37,191,252	37,783,364
			11.89% (LIBOR + 9.50%, 1.00% Floor, 1.00% PIK)
				16.9%			55,151,778	55,618,166

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)

December 31, 2017

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

DEBT (continued)

Textiles, Apparel & Luxury Goods
	Differential Brands Group, Inc.	01/28/16	Term Loan	4.9%	17,370,000	01/28/21	$17,183,156	$15,980,399

			12.20% (LIBOR + 10.50%, 0.50% Floor)
	Total Portfolio Investments (157.4%)						$514,335,531	$517,461,745

	Cash Equivalents (21.3%)
	Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 1.17%			21.3%	69,959,177		69,959,177	69,959,177

							$584,294,708	$587,420,922

	Net unrealized depreciation on unfunded commitments (-0.1%)							(352,994)

	Other Liabilities in Excess of Other Assets (-78.6%)							(258,421,599)

	Members’ Capital (100.0%)							$328,646,329

(1)	Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8] - Commitments and Contingencies.

(2)	In addition to interest earned based on the stated interest rate of this loan, the Company is entitled to receive an additional interest amount on the “first out” tranche of the portfolio company’s first lien senior secured loans.

(3)	Mavenir Private Holdings II Ltd. (UK) Term Loan is held through TCW Direct Lending Strategic Luxembourg VI S.à.r.l., a special purpose vehicle.

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	95%
United Kingdom	3%
Canada	2%

Total	100%

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2016

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT

	Beverages
	Sunny Delight Beverage Company (1)	02/02/16	First Lien Term Loan	22.2%	$69,502,785	02/02/21	$68,179,208	$69,502,785

			7.50% (LIBOR + 6.50%, 1.00% Floor)

	Building Products
	Senco Brands, Inc.	08/30/16	Senior Term Loan	5.9%	18,448,077	12/26/18	18,290,572	18,466,525

			8.50% (LIBOR + 7.50%, 1.00% Floor)

	Distributors
	ASC Acquisition Holdings, LLC (1)	12/16/16	First Lien Term Loan	9.5%	29,826,563	12/15/21	29,235,258	29,766,909

			8.50% (LIBOR + 7.50%, 1.00% Floor)

	Educational Services
	Penn Foster Education Group, Inc. (1)	08/31/16	First Lien Term Loan	13.4%	42,104,423	08/31/21	41,253,611	41,893,901

			8.00% (LIBOR + 7.00%, 1.00% Floor)

	Hotels, Restaurants and Leisure
	Controladora Dolphin Discovery, S.A. De C.V. (Mexico)	10/09/15	Senior Secured Notes	4.4%	13,966,780	10/09/20	13,756,663	13,910,913
			11.00% (LIBOR + 10.00%, 1.00% Floor)

	OTG Management, LLC (1)	06/30/16	First Lien Term Loan	13.7%	42,729,641	08/26/21	41,934,954	42,986,019
			9.50% (LIBOR + 8.50%, 1.00% Floor)

				18.1%			55,691,617	56,896,932

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	31.8%	98,888,889	06/12/20	97,867,524	99,383,333

			7.26% (LIBOR + 6.00%, 1.00% Floor)

	Information Technology
	ENA Holding Corporation (1)	05/06/16	First Lien Term Loan	5.1%	16,000,391	05/06/21	15,760,681	16,016,391

			8.00% (LIBOR + 7.00%, 1.00% Floor)

	Internet Software and Services
	Angie’s List, Inc. (1)	06/05/15	Term Loan	14.4%	45,000,000	09/26/19	45,000,000	44,910,000

			7.74% (LIBOR + 6.50%, 0.50% Floor)

	Machinery
	Truck Bodies and Equipment International (1)	10/06/15	First Lien Term Loan	7.0%	21,815,988	03/31/21	21,436,142	21,925,068

			8.50% (LIBOR + 7.50%, 1.00% Floor)

	Pharmaceuticals
	Noramco, Inc. (2)	07/01/16	Senior Term Loan	11.3%	34,887,737	07/01/21	34,644,915	35,341,278

			9.00% (LIBOR + 8.00%, 1.00% Floor)

	Software
	Sierra Private Holdings II Ltd (UK) (1)(3)	08/19/16	First Lien Term Loan	6.1%	19,000,011	08/19/22	18,521,695	19,057,011
	(an Xura, Inc affiliate)		9.50% (LIBOR + 8.50%, 1.00% Floor)
	Xura, Inc. (1)	08/19/16	First Lien Term Loan	7.5%	23,257,351	08/19/22	22,671,859	23,327,123
			9.50% (LIBOR + 8.50%, 1.00% Floor)

				13.6%			41,193,554	42,384,134

	Textiles, Apparel & Luxury Goods
	Differential Brands Group, Inc.	01/28/16	Term Loan	5.6%	17,820,000	01/28/21	17,566,014	17,374,500

			9.68% (LIBOR + 9.00%, 0.50% Floor)

	TOTAL DEBT			157.9%			$486,119,096	$493,861,756

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)

December 31, 2016

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

PREFERRED SECURITIES					Shares

Machinery
	Truck Bodies and Equipment International	10/06/15	Preferred Stock Series A	0.2%	555		$538,260	$557,682

	Total Portfolio Investments (158.1%)						$486,657,356	$494,419,438

	Cash and Cash Equivalents (28.9%)
	Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 0.01%			24.8%	77,554,601		77,554,601	77,554,601

							$564,211,957	$571,974,039

	Cash							12,871,995

	Net unrealized depreciation on unfunded commitments (0.0%)							(8,237)

	Other Liabilities in Excess of Other Assets (-87.0%)							(272,186,440)

	Members’ Capital (100.0%)							$312,651,357

(1)	Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8] - Commitments and Contingencies.

(2)	In addition to interest earned based on the stated interest rate of this loan, the Company is entitled to receive an additional interest amount on the “first out” tranche of the portfolio company’s first lien senior secured loans.

(3)	Sierra Private Holdings II Ltd (UK) Term Loans is held through TCW Direct Lending Strategic Luxembourg VI S.à.r.l., a special purpose vehicle.

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	93%
Mexico	3%
United Kingdom	4%

Total	100%

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	December 31, 2017	December 31, 2016

Assets
Portfolio of Investments, at fair value (amortized cost of $514,336 and $486,657, respectively)	$517,462	$494,419
Cash and cash equivalents	105,496	90,427
Interest receivable	5,085	3,231
Prepaid and other assets	38	61

Total Assets	$628,081	$588,138

Liabilities
Credit facility payable	$296,200	$272,750
Interest and credit facility expenses payable	2,818	2,539
Net unrealized depreciation on unfunded commitments	353	8
Sub-administrator and custody fees payable	50	139
Audit fees payable	8	-
Valuation fees payable	-	37
Professional fees payable	-	5
Other fees payable	6	9

Total Liabilities	$299,435	$275,487

Members’ Capital	$328,646	$312,651

Commitments and Contingencies (Note 8)

Members’ Capital
Preferred members	$324,623	$308,955
Noncontrolling interest in consolidated subsidiary fund	4,023	3,696

Members’ Capital	$328,646	$312,651

Members’ Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$427,279	$1,000	$3,507	$431,786
Net distributed capital	(177,512)	(1,000)	-	(178,512)
Cumulative net income, before organization costs	74,856	704	516	76,076
Organization costs	-	(704)	-	(704)

Total Members’ Capital as of December 31, 2017	$324,623	$-	$4,023	$328,646

Members’ Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$412,706	$1,000	$3,507	$417,213
Net distributed capital	(147,450)	(1,000)	-	(148,450)
Cumulative net income, before organization costs	43,699	704	189	44,592
Organization costs	-	(704)	-	(704)

Total Members’ Capital as of December 31, 2016	$308,955	$-	$3,696	$312,651

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2017	Year Ended December 31, 2016	June 5, 2015 (commencement of operations) to December 31, 2015

Investment Income:
Interest income	$52,576	$43,049	$13,243
Fee income	114	330	-

Total Investment Income	52,690	43,379	13,243

Expenses:
Interest and credit facility expenses	17,113	14,983	7,801
Sub-administrator and custody fees	449	353	127
Audit fees	139	102	41
Valuation fees	115	157	45
Insurance fees	97	60	-
Legal fees	56	11	23
Tax service fee	29	-	-
Formation costs	4	187	-
Professional fees	-	7	-
Organization costs	-	-	704
Other	13	42	10

Total expense	18,015	15,902	8,751

Net investment income	34,675	27,477	4,492

Net realized and unrealized gain/(loss) on investments
Net realized gain on investments	1,790	3,357	808
Net change in unrealized appreciation/(depreciation) on investments	(4,981)	4,343	3,411

Net realized and unrealized gain/(loss) on investments	(3,191)	7,700	4,219

Net increase in Members’ Capital from operations	$31,484	$35,177	$8,711

Less: Net Increase in Members’ Capital attributable to noncontrolling interest in consolidated subsidiary fund	327	189	-

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$31,157	$34,988	$8,711

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

	June 5, 2015 (commencement of operations) to December 31, 2015
	Preferred	Common
	Members	Members	Total
Net increase (decrease) in Members’ Capital resulting from operations
Net investment income/(loss)	$5,442	$(950)	$4,492
Net realized gain/(loss) on investments	808	-	808
Net change in unrealized appreciation/(depreciation) on investments	3,411	-	3,411

Net increase (decrease) in Members’ Capital resulting from operations	9,661	(950)	8,711

Increase in Members’ Capital resulting from capital activity
Contributions from Members	249,700	1,000	250,700
Distributions to Members	(1,117)	-	(1,117)

Total increase in Members’ Capital resulting from capital activity	248,583	1,000	249,583

Total increase in Members’ Capital	258,244	50	258,294

Members’ Capital, beginning of period	-	-	-

Members’ Capital, end of period	$258,244	$50	$258,294

			Year Ended December 31, 2016
			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$26,437	$950	$90	$27,477
Net realized gain/(loss) on investments	3,357	-	-	3,357
Net change in unrealized appreciation/(depreciation) on investments	4,244	-	99	4,343

Net increase in Members’ Capital resulting from operations	34,038	950	189	35,177

Increase (decrease) in Members’ Capital resulting from capital activity
Contributions from Members	163,006	-	3,507	166,513
Distributions to Members	(146,333)	(1,000)	-	(147,333)

Total increase (decrease) in Members’ Capital resulting from capital activity	16,673	(1,000)	3,507	19,180

Total increase (decrease) in Members’ Capital	50,711	(50)	3,696	54,357

Members’ Capital, beginning of year	258,244	50	-	258,294

Members’ Capital, end of year	$308,955	$-	$3,696	$312,651

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

			Year Ended December 31, 2017
			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$34,230	$-	$445	$34,675
Net realized gain/(loss) on investments	1,786	-	4	1,790
Net change in unrealized appreciation/(depreciation) on investments	(4,859)	-	(122)	(4,981)

Net increase in Members’ Capital resulting from operations	31,157	-	327	31,484

Net decrease in Members’ Capital resulting from capital activity
Contributions from Members	14,573	-	-	14,573
Distributions to Members	(30,062)	-	-	(30,062)

Net decrease in Members’ Capital resulting from capital activity	(15,489)	-	-	(15,489)

Total increase in Members’ Capital	15,668	-	327	15,995

Members’ Capital, beginning of year	308,955	-	3,696	312,651

Members’ Capital, end of year	$324,623	$-	$4,023	$328,646

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2017	Year Ended December 31, 2016	June 5, 2015 (commencement of operations) to December 31, 2015

Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$31,484	$35,177	$8,711
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash provided by(used in) operating activities:
Purchases of investments	(235,417)	(411,553)	(358,730)
Proceeds from sales and paydowns of investments	213,908	269,762	131,465
Net realized (gain)/loss on investments	(1,790)	(3,357)	(808)
Net change in unrealized (appreciation)/depreciation on investments	4,981	(4,343)	(3,411)
Interest paid-in-kind	(376)	-	-
Accretion of discount	(4,004)	(1,423)	(357)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	(1,854)	(1,901)	(1,330)
(Increase) decrease in prepaid and other assets	23	(61)	-
(Increase) decrease in receivable for principal due	-	260	(260)
Increase (decrease) in interest and credit facility expenses payable	279	535	2,004
Increase (decrease) in sub-administrator and custody fees payable	(89)	113	26
Increase (decrease) in audit fees payable	8	(30)	30
Increase (decrease) in valuation fees payable	(37)	23	14
Increase (decrease) in professional fees payable	(5)	5	-
Increase (decrease) in other fees payable	(3)	9	-

Net cash provided by (used in) operating activities	7,108	(116,784)	(222,646)

Cash Flows from Financing Activities
Contributions from Members	14,573	131,874	139,044
Distributions to Members	(30,062)	(112,694)	(1,117)
Proceeds from credit facility	105,827	125,976	316,156
Repayments of credit facility	(82,377)	(103,144)	(66,238)

Net cash provided by financing activities	7,961	42,012	387,845

Net increase (decrease) in cash	15,069	(74,772)	165,199

Cash and cash equivalents, beginning of year	90,427	165,199	-

Cash and cash equivalents, end of year	$105,496	$90,427	$165,199

Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility - interest and unused fee paid	$16,229	$13,139	$3,976
Credit facility - origination expense paid	$-	$1,214	$1,781
Credit facility - administrative fee paid	$-	$45	$39
Credit facility - miscellaneous	$-	$50	$1
Deemed contributions and distributions to Members not included above	$-	$34,639	$-
Deemed proceeds and repayments to lenders not included above	$-	$60,188	$-
Investments from Members contributed in-kind	$-	$-	$111,656

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”) is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Consolidated Subsidiary Fund: On September 19, 2016, the Fund formed TCW Direct Lending Strategic Luxembourg VI S.à.r.l., (the “Luxembourg Company”) a private limited liability company under the laws of Luxembourg, of which the Fund owns 81.6% of the membership interests. The Luxembourg Company was formed to invest in Luxembourg or abroad.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and will end on the third anniversary of the Initial Closing Date subject to termination or extension by the Management Committee as provided in the Agreement.

Management Committee: Pursuant to the Agreement, the management committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

investment that the Fund did not consummate and therefore returned to the Members’ as unused capital. As of December 31, 2017, aggregate commitments and commitments funded were as follows:

	Committed Capital	Commitments Funded	Percentage Funded
Preferred Membership Interests	$600,000,000	$427,279,088	71.2%
Common Membership Interests	2,000,000	1,000,000	50.0%

Total	$602,000,000	$428,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of December 31, 2017 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded
Preferred Membership Interests	$127,837,000	none	n/a

2.	SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

These consolidated financial statements include the accounts of the Fund and the Luxembourg Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Noncontrolling interest in consolidated subsidiary fund: As the Luxembourg Company is consolidated, but not 100% owned, a portion of the income or loss and corresponding members’ capital is allocated to owners other than the Fund in proportion to their relative ownership interest. The aggregate of the income or loss and corresponding members’ capital that is not owned by the Fund is included in noncontrolling interest in consolidated subsidiary fund in the consolidated financial statements. The primary components of noncontrolling interest in the consolidated subsidiary fund are separately presented in the Fund’s consolidated statement of changes in members’ capital. The net increase in members’ capital from operations includes the net increase attributable to the noncontrolling interest in consolidated subsidiary fund on the Fund’s consolidated statement of operations.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized Gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2017

loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver are treated as a discount to the issuers’ term loan. In the event there is a fee associated with a delayed draw that remains unfunded, the Fund will recognize the fee as fee income immediately. Fee income received form the Advisor that the Advisor received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Fund cash and cash equivalents are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the years ended December 31, 2017 and 2016, the Fund did not have a liability for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Subsequent Events: The Management Committee evaluated the activity of the Fund through March 22, 2018, the date that the financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure.

3.	INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service.

Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2017.

Investments	Level 1	Level 2	Level 3	Total

Debt	$-	$-	$517,461,745	$517,461,745

Cash equivalents	$69,959,177	$-	$-	$69,959,177

Total	$69,959,177	$-	$517,461,745	$587,420,922

Level 3 Roll Forward: The following is a reconciliation of Level 3 investments for the year ended December 31, 2017.

	Debt	Preferred Securities

Balance at December 31, 2016	$493,861,756	$557,682

Accreted discounts	4,003,799	—
Purchases	233,272,788	2,520,432
Sales and paydowns	(210,543,904)	(3,365,339)
Realized gain/(loss)	1,483,752	306,647
Change in unrealized appreciation/(depreciation)	(4,616,446)	(19,422)

Balance at December 31, 2017	$517,461,745	$—

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2017	$(1.923,450)	$—

Transfers between levels of the fair value hierarchy are reported at the beginning of the reporting period in which they occur. During the year ended December 31, 2017 the Fund did not have any transfers between levels.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2016.

Investments	Level 1	Level 2	Level 3	Total

Debt	$-	$-	$493,861,756	$493,861,756

Preferred Securities	$-	$-	$557,682	$557,682

Cash equivalents	$77,554,601	$-	$-	$77,554,601

Total	$77,554,601	$-	$494,419,438	$571,974,039

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2017

Level 3 Roll Forward: The following is a reconciliation of Level 3 investments for the year ended December 31, 2016.

	Debt	Preferred Securities

Balance at December 31, 2015	$341,877,225	$1,619,767

Accreted discounts	1,422,645	—
Purchases	411,552,046	—
Sales and paydowns	(268,602,487)	(1,158,774)
Realized gain/(loss)	3,239,495	117,964
Change in unrealized appreciation/(depreciation)	4,372,832	(21,275)

Balance at December 31, 2016	$493,861,756	$557,682

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2016	$7,248,533	$(21,275)

Transfers between levels of the fair value hierarchy are reported at the beginning of the reporting period in which they occur. During the year ended December 31, 2016 the Fund did not have any transfers between levels.

Level 1 Assets (Investments): The valuation techniques and significant inputs used to determine fair value are as follows:

Registered Investment Companies, (Level 1), include registered open-end investment companies that are valued based upon the reported net asset value of such investment.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital approach and shadow rating method are generally used to determine fair value. Standard pricing inputs include, but are not limited to, the financial health of the issuer: place in the capital structure; value of other issuer debt; credit, industry, and market risk and events.

Preferred Equity (Level 3), includes investments in preferred equity issued under the same market conditions as the privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. The relative value approach is used. Relative value takes into account the implied yield of the senior secured debt measured in terms of risk, liquidity and return relative to the debt. Pricing inputs include, but not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market expectations, risks and events.

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2017.

Investment Type	Fair Value at December 31, 2017	Valuation Technique	Unobservable Input	Range	Weighted Average

Debt	$343,165,301	Income method	Weighted average cost of capital Shadow credit rating method	6.4% to 18.7% B to CCC	9.6 N/A	%

Debt	$174,296,444	Income method	Shadow credit rating method	B- to CCC	N/A

Total	$517,461,745

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2016.

Investment Type	Fair Value at December 31, 2016	Valuation Technique	Unobservable Input	Range	Weighted Average

Debt	$493,861,756	Income method	Weighted average cost of capital Shadow credit rating method	7.7% to 13.4% CCC+ to BB-	9.4 N/A	%

Preferred Securities	$557,682	Relative Value	Implied yield	16.8% to 17.5%	17.2%

Total	$494,419,438

Valuation Process: Oversight for determining fair value is the responsibility of the Management Committee (with input from an independent valuation firm retained by the Fund). The Fund and Management Committee value the investments at fair value on a quarterly basis and whenever required. The Fund engaged an external, independent valuation firm to assist the Management Committee in determining the fair market value of the Fund’s investments for which market quotations are not readily available.

The Fund and its Management Committee undertake a multi-step valuation process for investments whose market prices are not otherwise readily available. Unless noted, the Fund is utilizing the midpoint of a valuation range provided by an external, independent valuation firm. The Management Committee may approve a value other than the midpoint if it believes that is the fair value. Based on its review of the external, independent valuation firm’s range and related documentation, valuation of the Fund’s investments are determined by the Management Committee.

The Fund uses all relevant factors in determining fair value including, without limitation, any of the following factors as may be deemed relevant by the Committee: current financial position and current and historical operating results of the issuer; sales prices of recent public or private transactions in the same or similar securities, including transactions on any securities exchange on which such securities are listed or in the over-the-counter market; general level of interest rates; recent trading volume of the security; restrictions on transfer including the Fund’s right, if any, to require registration of its securities by the issuer under the securities laws; any liquidation preference or other special feature or term of the security; significant recent events affecting the Portfolio Investment, including any pending private placement, public offering, merger, or acquisition; the price paid by the Fund to acquire the asset; the percentage of the issuer’s outstanding securities that is owned by the Fund and all other factors affecting value.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2017

4.	ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.	FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of December 31, 2017 and 2016, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.	ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through December 31, 2017 and 2016, the Adviser was paid directly $443,808 and $329,667, respectively, of which $114,141 and $ 329,667 were paid during the years ended December 31, 2017 and 2016, respectively. Since Inception of the Fund through December 31, 2017 and 2016, the Fund has recognized $443,808 and 329,667, respectively, of these fees.

No fees were paid to the Adviser for the period ended June 5, 2015 (commencement of operations) through December 31, 2015.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2017

7.	REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ends on June 5, 2018 or earlier if Member commitments have been reduced to zero. The Facility Maturity Date is June 4, 2021, and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in note 4 – distribution of Interest Amounts and distribution of Proceeds.

As of December 31, 2017 and 2016, there were $296,200,000 and $272,750,000, respectively, in Advances outstanding, which approximates fair value.

Interest is payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of December 31, 2017, 2016 and 2015 the all-in rate of interest is 5%.

An unused fee is payable at a rate of 0.50% per annum on the unutilized commitment.

Whenever the Fund is paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group is entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

As of December 31, 2017 and 2016 the Fund has complied with the covenant requirements detailed in the Credit Agreement.

8.	COMMITMENTS AND CONTINGENCIES

At December 31, 2017, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/Expiration	Unfunded	Unrealized (depreciation)
ASC Acquisition Holdings, LLC	December 2018	$8,521,875	$(247,134)
ENA Holding Corporation	May 2021	2,430,406	(9,722)
FQSR, LLC	December 2018	1,648,500	(11,540)
OTG Management LLC	February 2018	1,711,819	(17,118)
School Specialty, Inc.	April 2019	4,084,396	(12,253)
Vertellus Performance Chemicals LLC	September 2019	3,681,818	(55,227)

Total		$22,078,814	$(352,994)

As of January 1, 2017, the Fund changed its valuation policy to cap fair values of unfunded commitments at par, thereby eliminating unrealized gains on unfunded commitments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At December 31, 2016, the Fund had the following unfunded commitments and unrealized appreciation/ (depreciation) by investment.

Unfunded Commitments	Maturity/Expiration	Unfunded	Unrealized appreciation/ (depreciation)
Angie’s List, Inc.	September 2017	$18,750,000	$(37,500)
ASC Acquisition Holdings, LLC	December 2018	9,942,188	(19,884)
ENA Holding Corporation	May 2021	2,430,406	2,430
OTG Management LLC	December 2017	5,862,394	35,174
Penn Foster Education Group, Inc.	August 2021	3,530,769	(17,654)
Sierra Private Holdings II Ltd (UK)	August 2022	1,392,371	4,177
Sunny Delight Beverage Company	February 2021	8,181,611	-
Truck Bodies and Equipment International	March 2017	3,981,345	19,907
Xura Inc.	August 2022	1,704,360	5,113

Total		$55,775,444	$(8,237)

The net change in unrealized appreciation/(depreciation) on these unfunded commitments is included in the Statements of Operations and Statements of Assets and Liabilities.

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

9.	FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the years ended December 31, 2017 and 2016 and for the period from June 5, 2015 (commencement of operations) to December 31, 2015:

	Year Ended December 31, 2017	Year Ended December 31, 2016	June 5, 2015 (commencement of operations) to December 31, 2015
	Members	Members	Members

As a percentage of average members’ capital

Net investment income ratio [1]	10.34%	8.83%	4.72	[3]%

Expense ratios [1]
Operating expenses	5.44%	5.12%	7.86	[3]%
Non-recurring operating expenses [2]	-%	-%	0.42%

Total expense ratio	5.44%	5.12%	8.28%

1     The net investment income and expense ratio are calculated for the Members taken as a whole.

2     Non-recurring operating expense includes the Fund’s organizational, professional and legal costs as reported in the Statement of Operations.

3     Annualized.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2017

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 10.6% and 11.2% through December 31, 2017 and December 31, 2016, respectively. The internal rate of return (“IRR”) of the members is not meaningful for the period from June 05, 2015 (commencement of operations) to December 31, 2015.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

INDEPENDENT AUDITORS’ REPORT

To TCW Direct Lending Strategic Ventures LLC

    (A Delaware Limited Liability Company):

We have audited the accompanying financial statements of TCW Direct Lending Strategic Ventures LLC (the “Fund”), which comprise the consolidated statements of assets and liabilities, including the consolidated schedules of investments, as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in members’ capital, and cash flows, for the years ended December 31, 2017 and 2016, and for the period from June 5, 2015 (commencement of operations) to December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Fund’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TCW Direct Lending Strategic Ventures LLC as of December 31, 2017 and 2016, and the results of its operations, changes in its members’ capital, and its cash flows for the years ended December 31, 2017 and 2016, and for the period from June 5, 2015 (commencement of operations) to December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 22, 2018

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111